Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Granted Orphan Medicinal Product Designation in European Union for CPP-115 for the Treatment of West Syndrome (Infantile Spasms)

CPP-115 Now Has Orphan Designation in the EU and U.S.

CORAL GABLES, FL, February 13, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced that the European Commission (EC) has granted orphan medicinal product designation for the company’s investigational drug, CPP-115, a novel GABA aminotransferase inhibitor, for the treatment of West Syndrome (infantile spasms). The EC designation is based on the recommendation by the European Medicines Agency (EMA) Committee on Orphan Medicinal Products (COMP) after their review of all relevant preclinical data for CPP-115, which showed that it may have a longer duration of action, improved benefits and fewer retinal side effects than the existing first-line treatment.

“We have hit another major milestone in our efforts to advance this clinically important treatment for patients around the world,” said Patrick J. McEnany, Chief Executive Officer of Catalyst. “Obtaining an orphan designation for CPP-115 in the European Union (EU) is an important step that builds upon our recent progress with CPP-115, including the grant of Fast Track development program designation by the U.S. Food and Drug Administration (FDA) for cocaine dependency and commencement of a first-in-man Phase I(a) safety study.”

“Our orphan designations in the EU and U.S. support our global development strategy for CPP-115 and our goal of providing improved therapies for infants and children with West Syndrome and infantile spasms,” said Steven R. Miller, Ph.D., Catalyst’s Chief Operating Officer and Chief Scientific Officer. “Our preclinical experience with CPP-115 to-date has demonstrated its potential in treating infantile spasms (West Syndrome) with greater safety and efficacy than existing therapies. Currently, there are limited treatment options for this serious pediatric disease, all of which have significant side effects. We hope to offer providers and their patients a more effective and safer therapy than is currently available.”

Orphan medicinal product designation is granted by the EC, in conjunction with the EMA’s COMP, to promote the development of products to treat life-threatening or very serious conditions that are rare and affect not more than 5 in 10,000 persons in the EU. Key benefits include 10 years of market exclusivity if CPP-115 is approved for the treatment of West Syndrome, as well as possible EU-funded research, protocol assistance and fee reductions for centralized activities like a Marketing Authorization Application (MAA).

Similarly, orphan drug designation is granted by the FDA Office of Orphan Drug Products to promote the development of drugs and biologics for the treatment of rare diseases and disorders that affect fewer than 200,000 persons in the United States. The key benefit includes a 7-year period of market exclusivity if CPP-115 is the first of its type approved for the specified indication or if it demonstrates superior safety, efficacy or a major contribution to patient care versus another drug of its type previously granted the designation for the same indication. Other potential benefits include tax credits for clinical research costs, annual grant funding, clinical trial design assistance and waiver of Prescription Drug User Fee Act (PDUFA) filing fees.

Catalyst filed its application for orphan medicinal product designation in the EU through Catalent Pharma Solutions, Ltd., its representative in Europe. The approved grant of orphan medicinal product designation will be held in the representative’s name until Catalyst instructs transfer of it to Catalyst or to another biopharmaceutical company with a presence in the EU.

About West Syndrome / Infantile Spasms

An infantile spasm is a type of seizure seen in an epilepsy syndrome of infancy and childhood known as West Syndrome. The onset of infantile spasms is usually in the first year of life, typically between 4-8 months. Spasms often occur in clusters of up to 100 at a time, and infants may have dozens of clusters and several hundred spasms per day. Infantile spasms usually stop by age five, but may be replaced by other seizure types. Many underlying disorders, such as birth injury, metabolic disorders and genetic disorders can give rise to spasms, making it important to identify them (symptomatic IS). In some children, no cause can be found (cryptogenic IS). Mental retardation occurs in 70–90% of persons with infantile spasms, usually involving severe to profound retardation. Early control of seizures is critical for reducing developmental delays and levels of mental retardation, but ~5% of infants with this condition eventually die from complications caused by the seizures.

About CPP-115

CPP-115 is a novel GABA aminotransferase inhibitor and vigabatrin analogue that is more potent than vigabatrin and has reduced side effects from those associated with vigabatrin in preclinical studies. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy and other selected CNS diseases, and recently initiated a Phase I(a) safety study in up to 48 healthy subjects. CPP-115 has been granted orphan medicinal product designation for the treatment of West Syndrome (infantile spasms) by the EC, orphan drug designation for the treatment of infantile spasms by the FDA, and Fast Track development program designation for the treatment of cocaine dependency by the FDA.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and epilepsy. Catalyst has two products in development, CPP-109 and CPP-115, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109, for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the FDA for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-115 will be found to be an effective treatment for West Syndrome (infantile spasms), whether CPP-115 will be found to be safe for use in the treatment of humans, whether Catalyst will ever receive approval in the EU and U.S. to commercialize CPP-115, and those other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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